Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Talon Real Estate Holding Corp. (“TREHC”) of our report dated May 29, 2013, relating to our audit of the financial statements of 5130 Industrial Street LLC as of and for the years ended December 31, 2012 and 2011, which appears in TREHC's Form 8-K dated June 7, 2013.

/s/ Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota

August 14, 2013